EXHIBIT 4.12


                              FROHLING & HUDAK, LLC
                                Attorneys at Law
                                17 Fulton Street
                            Newark, New Jersey 07102
                             Telephone 973-622-2800
                             Fax 973-622-2865/66/67


                                                       July 14, 2004

Olde Monmouth Stock Transfer Co., Inc.
77 Memorial Parkway, Suite 101
Atlantic Highlands, New Jersey 07716

                  RE:  DONINI, INC.

Dear Sir/ Ms:

We understand that the board of directors of Donini, Inc. (the "Company") has authorized the issuance of seven million, nine hundred and fifty thousand (7,950,000) shares (the "Shares") of its common stock, $.001 par value, to the individuals listed on the S-8 attached hereto and made a part hereof (the "Holders"). For these Shares, the Company has advised us that it has received full and adequate consideration. We have been requested by the Company to provide you with our opinion with respect to the applicability to the issuance of the Shares pursuant to the Securities Act of 1933, as amended (the Act).

These Shares are being issued as original issue Shares and pursuant to Registration Statement filed pursuant to the Act. Therefore, the certificate or certificates should not bear any restrictive legend or restriction on their transfer. In our opinion, upon the issuance of these Shares, they will be fully paid and non-assessable by virtue of the Company having received adequate consideration therefor.

                                             Sincerely yours,


                                             Frohling & Hudak, LLC